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                                                                     EXHIBIT 12


                      WILLIAMS COMMUNICATIONS GROUP, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                THREE MONTHS ENDED MARCH 31,
                                                                  2000              1999
                                                               -----------      -----------
                                                                     (IN THOUSANDS)
Earnings:
  Loss before income taxes and cumulative effect of
       change in accounting principle                          $   (87,248)     $   (58,593)
  Add:
       Interest expense-- net                                       51,529            6,401
       Rental expense representative of interest factor             37,436           16,900
       Minority interest loss of consolidated subsidiaries         (12,735)          (5,836)
       Equity losses                                                 3,067           10,159
                                                               -----------      -----------
              Total loss as adjusted plus fixed charges             (7,951)         (30,969)
                                                               ===========      ===========
Combined fixed charges:
   Interest expense-- net                                      $    51,529      $     6,401
   Capitalized interest                                             28,444            4,135
   Rental expense representative of interest factor                 37,436           16,900
                                                               -----------      -----------
              Total fixed charges                              $   117,409      $    27,436
                                                               ===========      ===========

Ratio of earnings to fixed charges                                     (a)              (a)
                                                               ===========      ===========

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(a)  Earnings were inadequate to cover fixed charges by $125,360,000 and
     $58,405,000 for March 31, 2000 and 1999, respectively.